PURCHASE AND SALE AGREEMENT

ESCARPMENT VILLAGE SHOPPING CENTER
Austin, Texas

BETWEEN

ESCARPMENT VILLAGE, L.P.
AS SELLER

AND

CHRISTOPHER INVESTMENT COMPANY, INC.
AS PURCHASER

July 9, 2007

TABLE OF CONTENTS

1. THE PROPERTY		1
1.1	Description	1
1.2	Agreement to Convey	3

2. PRICE AND PAYMENT		3
2.1	Purchase Price	3
2.2	Payment	4
2.3	Closing	5

3. CONDITIONS PRECEDENT		6
3.1	Inspections	6
3.2	Title and Survey	9
3.3	Contracts	10
3.4	[INTENTIONALLY DELETED]	11
3.5	Assumption of Mortgage	11
3.6	Representations and Warranties	12
3.7	Permitted Encumbrances	12
3.8	Purchaser’s Right to Terminate	13
3.9	Tenant Estoppels	14
3.10	Delivery of Title Policy	15

4. SELLER’S COVENANTS FOR PERIOD PRIOR TO CLOSING		16
4.1	Insurance	16
4.2	Operation	16
4.3	New Contracts	16
4.4	New Leases	16

5. REPRESENTATIONS, WARRANTIES AND DISCLOSURES		17
5.1	By Seller	17
5.2	By Purchaser	19
5.3	Broker Fees	20

i

5.4	Disclosure Regarding Development Agreement	20
5.5	Notice Regarding Possible Liability for Additional Taxes	21
5.6	Notice Regarding Title and Legal Counsel	21

6. COSTS AND PRORATIONS		21
6.1	Purchaser’s Costs	21
6.2	Seller’s Costs	22
6.3	Prorations	22
6.4	In General	24
6.5	Purpose and Intent	24

7. DAMAGE, DESTRUCTION OR CONDEMNATION		24
7.1	Material Event	24
7.2	Immaterial Event	25
7.3	Termination and Return of Deposit	25

8. NOTICES		25

9. CLOSING AND ESCROW		27
9.1	Escrow Instructions	27
9.2	Seller’s Deliveries	27
9.3	Purchaser’s Deliveries	28
9.4	Possession	29
9.5	Insurance	29
9.6	Notice Letters	29
9.7	Closing Documents	29

10. DEFAULT; FAILURE OF CONDITION		29
10.1	Purchaser Default	29
10.2	Seller Default	30
10.3	Failure of Condition	30
10.4	Breach	30

11. MISCELLANEOUS	31

11.1	Entire Agreement	31
11.2	Severability	31
11.3	Applicable Law	31
11.4	Assignability	31
11.5	Successors Bound	32
11.6	No Public Disclosure	32
11.7	Captions	32
11.8	Attorneys’ Fees	32
11.9	No Partnerships	32
11.10	Time of Essence	32
11.11	Counterparts	32
11.12	Recordation	32
11.13	Proper Execution	32
11.14	Tax Protest	33
11.15	Survival and Limitation of Representations and Warranties	33
11.16	Time to Execute and Deliver	33
11.17	Calculation of Time Periods	33
11.18	Section 1031 Exchange	34
11.19	Limitation of Liability	34
11.20	Effective Date	35

TERM SHEET

PURCHASER:	CHRISTOPHER INVESTMENT COMPANY, INC., on behalf of an entity to be formed

NOTICE ADDRESS:                                            351 North Squirrel Road, #1
Auburn Hills, Michigan  48326
Attention:           Fred But
Phone:                 (248) 852-5288
Fax:                      (248) 852-6531

With a copy to:                                                     Daniel P. Myrick, Esq.
351 North Squirrel Road, #1
Auburn Hills, Michigan 48326
Phone:                 (248) 852-5288
Fax:                      (248) 852-6531

With a copy to:                                                    David Howard, Esq.
16000 North Dallas Parkway
Suite 225
Dallas, Texas 75248
Phone:                 (214) 239-3684
Fax:                      (214) 242-2130

SELLER:	ESCARPMENT VILLAGE, L.P.

NOTICE ADDRESS:                                            Stratus Properties, Inc.
98 San Jacinto
Suite 220
Austin, Texas  78701
Attention:  William H. Armstrong, III
Phone:                 (512) 478-5788
Fax:                      (512) 478-6356

With a copy to:                                                     Armbrust & Brown, L.L.P.
100 Congress Ave., Suite 1300
Austin, Texas  78701
Attention:  Ken Jones,Esq.
Phone:                 (512) 435-2300
Fax:                      (512) 435-2360

PROPERTY:                                                      Escarpment Village Shopping Center
City of Austin, Texas

PURCHASE PRICE:                                         $46,649,153.00

APPROVAL DATE:                                         ____________, 2007

CLOSING DATE:                                              ___________________________

v

Escarpment Village

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement"), dated as of the Effective Date (hereinafter defined), is made by and between ESCARPMENT VILLAGE, L.P., a Texas limited partnership ("Seller"), and CHRISTOPHER INVESTMENT COMPANY, INC., a Michigan corporation, on behalf of an entity to be formed ("Purchaser").

R E C I T A L S:

Seller desires to sell certain improved real property commonly known as the Escarpment Village Shopping Center located in the City of Austin, Travis County, Texas, along with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property.

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.	THE PROPERTY.

1.1  Description.  Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire the following (collectively, the "Property"):

1.1.1  Certain land located in the City of Austin, Travis County, Texas owned by Seller and more specifically described in Exhibit 1.1.1 attached hereto which shall be considered the “Land” hereinafter.

1.1.2  All of Seller’s rights, title and interest in and to the buildings, structures, parking areas, other improvements and fixtures now situated on the Land (the "Improvements");

1.1.3  All furniture, personal property, furnishings, machinery, apparatus, appliances and equipment owned by Seller and currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon (collectively, the "Personal Property"), and generally described on Exhibit 1.1.3 attached hereto.  The

Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller’s business and shall be updated at the time of Closing;

1.1.4  All of Seller’s right, title, and interest in and to all easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

1.1.5  All of Seller’s right, title, and interest in and to any street or road abutting the Land to the center lines thereof;

1.1.6  All of Seller’s right, title, and interest in and to all tenant leases or occupancy agreements in effect on the date of this Agreement that affect all or any portion of the Land (together with all amendments and modifications thereto, the "Leases"), which Leases are identified on the Schedule of Leases (herein so called) attached hereto as Exhibit 1.1.6, and such exhibit will be updated with any New Leases or Lease Modifications (as defined in Section 4.4) entered into pursuant to Section 4.4, which as of the Closing (as hereinafter defined) affect all or any portion of the Land or Improvements, and any security deposits actually held by Seller with respect to any such Leases;

1.1.7  Subject to Section 3.3, all of Seller’s right, title, and interest in and to all the contracts and agreements relating to the operation or maintenance of the Land, Improvements or Personal Property that are listed on Exhibit 3.3 (the "Contracts"), the terms of which extend beyond midnight of the day preceding the Closing Date (as hereinafter defined);

1.1.8  All of Seller’s right, title, and interest in and to the name "Escarpment Village";

1.1.9  All of Seller’s right, title, and interest in and to all licenses, franchises, and permits issued to Seller and relating to the ownership and operation of the Property (the "Permits");

1.1.10  All of Seller’s right, title, and interest in and to all presently effective warranties and guaranties (the "Warranties") in favor of Seller relating to the construction and operation of the Improvements or Personal Property;

1.1.11  All of Seller’s right, title, and interest in and to all building plans and specifications and site plans pertaining to the Property which are in Seller’s possession; and

1.1.12  Subject to Purchaser approval of same and to the extent assignable and to the extent Seller has any right to assign or transfer the same, all of Seller’s right, title, and interest in and to all settlements of lawsuits, judgments or other legal proceedings relating to or benefiting the Property except for proceeds from lawsuits, judgments or other legal proceedings for rent accruing prior to the Closing Date which Seller will retain (the “Settlements”).

               1.1.13      All of Seller’s right, title and interest in and to all escrow accounts and funds held therein pursuant to the existing mortgage of TIAA that Purchaser is to assume (the “TIAA Escrows”).

1.2  Agreement to Convey.  Seller agrees to convey, and Purchaser agrees to accept, title to the Land and Improvements by Special Warranty Deed(s) in the condition described in Section 3.7 and title to the Personal Property, Permits, Warranties and the name "Escarpment Village" by Bill of Sale, with limited warranty as to the title and Purchaser agrees to accept, upon review and approval in its sole discretion, Seller’s right and interest to the Settlements by assignment in form reasonably acceptable to Purchaser.

2.	PRICE AND PAYMENT.

2.1  Purchase Price.  Subject to adjustment as of the applicable Closing Date (as hereinafter defined) as provided below in this Section 2.1, the purchase price for the Property (the "Purchase Price") shall be Forty-Six Million Six Hundred Forty-Nine Thousand and One Hundred Fifty-Three and 00/100 DOLLARS ($46,649,153.00) U.S., as detailed on the "Grand Total" line of the "Price" column of Exhibit 2.1.1, but subject to adjustment as detailed below.

(a)  An allowance and commission credit in an amount equal to the Unpaid Tenant Improvements Allowances and the Unpaid Leasing Commissions (“TILC Credit”) to be paid to tenants and brokers, as applicable, pursuant to the terms of the fully executed Leases (to the extent not previously paid by Seller).

2.1.2  For purposes of this Agreement, "Closing Funded Purchase Price" shall mean the Purchase Price (less the TILC Credit) and less the outstanding amount at Closing of the TIAA Loan (defined below) which Purchaser is assuming pursuant to the terms of this Agreement.

2.1.3  Seller shall be responsible for all leasing commissions and tenant improvement allowances to be paid in connection with all Leases to the extent due and payable prior to Closing, and Seller agrees to indemnify and hold Purchaser harmless from and against such amounts.  Seller agrees to provide Purchaser with reasonable evidence of the payment of such commissions and allowances upon written request.  Purchaser shall be responsible for all leasing commissions and tenant improvement allowances to be paid in connection with all Leases to the extent due and payable on or after Closing and to the extent Purchaser receives the credit contemplated in Section 2.1(a) and Section 6.3.5, and Purchaser agrees to indemnify and hold Seller harmless from and against such amounts.

2.2  Payment.  Payment of the Purchase Price is to be made in cash as follows:

2.2.1  Purchaser shall make an earnest money deposit with the Title Company of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the "Deposit") on or before that certain date that occurs two (2) business days after the Effective Date.

2.2.2  Within two (2) business days after the Approval Date (as defined in Section 3.1.1 hereof), Purchaser shall deposit with Title Company an additional sum of FIVE HUNDRED THOUSAND and 00/100 ($500,000.00) Dollars, which sum shall be deemed to be part of the “Deposit” and, except as otherwise provided in this Agreement or in the event that Seller defaults under this Agreement, the Deposit shall be deemed non-refundable and will be applied to the Purchase Price at Closing, should Closing occur, and if Closing does not occur, the Deposit shall be disbursed as otherwise provided herein.  The Deposit shall be held in an interest bearing escrow account and any interest on the Deposit shall be credited to Purchaser at Closing, should Closing occur, and the term “Deposit” shall be deemed to include such interest.

2.2.3  The Deposit will be placed with and held in escrow by Heritage Title Company of Austin, Inc., as agent, at 401 Congress Avenue, Ste. 1500 Austin, Texas 78701, Attention: Amy Fisher (Telephone: 512-505-5000; Fax: 512-505-5024; E-mail: afisher@heritage-title.com) (the “Title Company”) in immediately available funds in an interest-bearing account at a mutually acceptable banking institution.  Any interest earned by the Deposit shall be considered as part of the Deposit.  Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.

2.2.4  At Closing, Purchaser shall pay Seller an amount equal to the Closing Funded Purchase Price, subject to adjustment for the prorations as provided herein, reimbursement of amounts in the TIAA Escrows to Seller, and less the Deposit, which amount shall be paid by Purchaser in immediately available funds to the Fee Closer (defined below) for disbursement to Seller via wire transfer of immediately available funds.

2.2.5  Prior to or contemporaneous with the execution hereof by Purchaser and Seller, Purchaser has paid to Seller ONE HUNDRED AND NO/100 DOLLARS ($100.00) (the "Independent Contract Consideration"), which amount Seller and Purchaser bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement.  The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement, and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary.

2.3  Closing.

2.3.1  Payment of the Closing Funded Purchase Price, the delivery of the items required to be delivered by Section 9 hereof, and the closing hereunder (the "Closing”) will take place pursuant to an escrow closing on the thirtieth (30th) day following the expiration of the Approval Period, or such other date as may be subsequently agreed upon by Seller and Purchaser (the "Closing Date").  The Closing will take place at the offices of the Title Company at 10:00 a.m. local Austin time or at such other time and place as may be agreed upon in writing by Seller and Purchaser.  Closing will be conducted by Armbrust & Brown, LLP as a fee attorney closer of the Title Company (the “Fee Closer”).  Closing shall occur through an escrow with the Fee Closer.  Funds shall be deposited into and held by the Fee Closer in a closing escrow account with a bank reasonably satisfactory to Purchaser and Seller.  Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Fee Closer to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

3.
CONDITIONS PRECEDENT.  The obligation of Purchaser to close the purchase of the Property in accordance with this Agreement is conditioned upon satisfaction of each of the following conditions precedent:

3.1  Inspections.

3.1.1  Seller will deliver to Purchaser the due diligence items requested in Exhibit 3.1.1 and any records related thereto no later than ten (10) days after the Effective Date.  The date that is forty (40) days after the Effective Date will be referred to herein as the "Approval Date;" however, the Approval Date shall be extended one day for each day Purchaser has not received the due diligence items package from Seller along with a representation of Seller that it includes all items listed in Exhibit 3.1.1 in all material respects.  Commencing on the Effective Date, Seller agrees to allow Purchaser and Purchaser's engineers, architects, employees, contractors, agents and representatives ("Purchaser's Agents") reasonable access, during normal business hours, to the Property and to the records maintained for Seller by Seller or Seller’s property management company during normal business hours.  Such access shall be solely for the purposes of (i) reviewing Leases, contracts, the existing mortgage to be assumed by Purchaser, the due diligence items referenced in Exhibit 3.1.1 and any records relating thereto; (ii) reviewing records relating to the income and operating expenses; and (iii) inspecting the physical condition of the Property and conducting non intrusive physical or environmental inspections of the Property.  Purchaser shall not conduct or allow any physically intrusive testing of, on or under the Property without first obtaining Seller's written consent as to the timing and scope of work to be performed and entering into an access agreement in form and substance satisfactory to Seller.

The due diligence materials delivered to Purchaser and/or reviewed by Purchaser pursuant to the foregoing paragraph is referred to herein as the “Property Information.”  Purchaser agrees and acknowledges that:  (a)  the Property Information is delivered to Purchaser solely as an accommodation to Purchaser; (b) Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of any matters set out in or disclosed by the Property Information; (c) except as otherwise specifically provided in this Agreement, Seller has not made and does not make any warranties or representations of any kind or nature regarding the truth, accuracy or completeness of the information set out in or disclosed by the Property Information; and (d) except to the extent of any representations or warranties contained in and as otherwise specifically provided in this Agreement, Seller shall have no liability or culpability of any kind or nature as a result of providing the Property Information to Purchaser or as a result of Purchaser’s reliance on any of the Property Information or any information set forth or referred to therein or disclosed thereby; provided, however, that Seller does not have any actual knowledge of any material misrepresentations contained in the Property Information that is not disclosed to Purchaser by Seller.

3.1.2  Purchaser agrees that in exercising its right of access hereunder, Purchaser will use and will cause Purchaser's Agents to use commercially reasonable efforts not to unreasonably interfere with the activities of tenants or any persons occupying or providing service at the Property.  Purchaser shall, at least one (1) business day prior to inspection, give David Ruehlman, on behalf of Seller, written notice (by email or facsimile) of its intention to conduct any inspections, so that Seller shall have an opportunity to have a representative present during any such inspection.  Purchaser agrees to cooperate with reasonable requests by Seller in connection with the timing of any such inspection(s).  David Ruehlman can be contacted at (512) 478-5788 or at druehlman@stratusproperties.com .

3.1.3  Unless Seller specifically and expressly otherwise agrees in writing or Purchaser is required by law to make any such disclosure (in which event Purchaser shall immediately notify Seller), Purchaser agrees that (a) the results of all third party inspections, analyses, studies and similar reports relating to the Property prepared for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser's inspection rights; and (b) all Property Information of whatsoever nature made available to Purchaser by Seller or Seller’s agents or representatives is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction, including Purchaser's lenders, accountants, investors, attorneys and other professionals and consultants in connection with the transaction described herein, without Seller’s prior written consent but with the understanding by such persons that such information is confidential as set forth herein.  Purchaser agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing.  Further, if the purchase and sale contemplated hereby fails to close for any reason whatsoever, other than a default by Seller, Purchaser agrees to return to Seller, or cause to be returned to Seller, all Property Information.  Notwithstanding any other term of this Agreement, the provisions of this Section 3.1.3 shall survive Closing or the termination of this Agreement.  Notwithstanding the foregoing, (AA) Purchaser shall be permitted to disclose the Property Information and any information obtained pursuant to clause (a) of this Section 3.1.3: (i) to any governmental authority, if required by any law, or (ii) pursuant to the order of any court of competent jurisdiction requiring such disclosure; (BB) the Property Information and any information obtained pursuant to clause (a) of this Section 3.1.3 shall not be deemed to include any information that is a matter of public record, information that can readily be obtained in the marketplace, is generally known to industry experts, or is disclosed by Seller without being subject to a confidentiality agreement.

3.1.4  Purchaser shall, at its cost and expense, promptly restore any physical damage or alteration of the physical condition of the Property which results from any inspections conducted by or on behalf of Purchaser.  All inspections shall be conducted at Purchaser's sole cost and expense and in strict accordance with all requirements of applicable law.  Prior to any entry upon the Property by Purchaser or by any of Purchaser agents or representatives, Purchaser must furnish to Seller a certificate of insurance for insurance coverage insuring Seller and Purchaser, which insurance must:  (i) provide coverage for injury to or death of any person or persons and damage to or destruction of any property, in an amount not less than $2,000,000.00, combined single limit; (ii) provide coverage for broad contractual liability in an amount not less than $1,000,000.00; (iii) include a waiver of subrogation in favor of Seller; (iv) not be subject to change or cancellation, except after thirty (30) days prior written notice to Seller; and (v) be underwritten by a company or companies reasonably satisfactory to Seller which are fully authorized to do business in the state where the Property is located.

3.1.5  PURCHASER AGREES (WHICH AGREEMENT SHALL SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT) TO INDEMNIFY, DEFEND, AND HOLD SELLER FREE AND HARMLESS FROM ANY LOSS, INJURY, DAMAGE, CLAIM, LIEN, COST OR EXPENSE, INCLUDING ATTORNEYS' FEES AND COSTS, ARISING OUT OF A BREACH OF THE FOREGOING AGREEMENTS BY PURCHASER IN CONNECTION WITH THE INSPECTION OF THE PROPERTY, OR OTHERWISE FROM THE EXERCISE BY PURCHASER OR PURCHASER'S AGENTS OF THE RIGHT OF ACCESS UNDER THIS SECTION 3.1 (COLLECTIVELY, "PURCHASER'S INDEMNITY OBLIGATIONS").  THIS SECTION 3.1.5 SHALL SURVIVE CLOSING OR THE TERMINATION OF THIS AGREEMENT.

3.1.6  Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Purchaser or Purchaser's Agents with respect to any inspection or testing of the Property.  If any such lien shall at any time be filed, Purchaser shall cause the same to be discharged of record within fifteen (15) days after notification to Purchaser by Seller of same by (i) satisfying such lien or, (ii) if Purchaser in its discretion and in good faith determines that such lien should be contested, by recording a bond.

3.1.7  Purchaser understands that any financial statements and data, including, without limitation, gross rental income, operating expenses and cash flow statements, which may be made available by Seller to Purchaser, will be presented to Purchaser as kept in the ordinary course of business by Seller.

3.2  Title and Survey.

3.2.1  Title. Seller shall, at Seller’s sole cost and expense, cause Title Company to provide Purchaser with a title insurance commitment (the "Commitment") to issue a Texas Owner's Policy of Title Insurance to Purchaser from Title Company, covering all of the Land and Improvements, together with a copy of all instruments reflected as exceptions set forth therein, within ten (10) days of the Effective Date.

3.2.2  Survey. Within twenty (20) days of the Effective Date, Seller, at Seller’s sole cost and expense, shall cause a current ALTA “as-built” survey of the Property (the "Survey") to be prepared by a licensed professional surveyor reasonably acceptable to Purchaser, Seller, Mortgagee/Lender and the Title Company, and delivered to Purchaser.  The Survey shall be certified to Purchaser, Seller, Mortgagee/Lender, the Title Company and any other parties reasonably requested by such parties.  The Survey shall be in a form reasonably satisfactory to Purchaser and sufficient for removal of the standard survey exceptions from the owner’s title policy of insurance.  If Purchaser determines that the Survey is not in satisfactory form, then Purchaser may make objections pursuant to Section 3.2.3 below.

3.2.3  Objections.  Purchaser shall, within ten (10) days of the receipt of the last of the Survey and Title Commitment and copies of all documents referred to as exceptions therein, notify Seller in writing of any objections Purchaser may have, in Purchaser’s sole and absolute discretion, to the Survey and/or the Title Commitment.  Seller shall have the right, but not the obligation, to cure any such survey and title objections.  In the event that Seller fails to cause all of such objections to be cured or removed as exceptions to title within ten (10) days after receipt of the Title Objections (the “Title Curative Period”), or in the event Seller gives notice that it will not cure any one or more of the title and survey objections (the “Refusal Notice”), then Purchaser may, as Purchaser’s sole and exclusive remedy, terminate this Agreement by delivering to Seller a written notice of termination within ten (10) days after the earlier of the expiration of the Title Curative Period or Seller’s delivery of the Refusal Notice (the “Title Termination Period”).  Alternatively, Purchaser may elect to purchase the Property subject to all matters related to the title and survey objections which have not been cured or removed.  If Purchaser does not deliver to Seller a written notice of termination on or before the final day of the Title Termination Period, then Purchaser will be deemed to have waived the uncured title and survey objections and Purchaser’s right of termination under this Section 3.2, and in such event all of the matters which were objected to by Purchaser and not cured by Seller shall be deemed to be Permitted Encumbrances under this Agreement.  In the event Purchaser elects to terminate the Agreement by notice in writing to Seller as set forth above, the Deposit shall be returned to Purchaser and the parties hereunder will have no further rights or obligations hereunder except those that expressly survive termination.  In the event Purchaser does not elect to terminate the Agreement in accordance with the terms hereof, Seller shall, at Seller’s expense, cause to be delivered to Purchaser at Closing an Owner's Title Policy issued by the Title Company in the amount of the Purchase Price, insuring that Purchaser owns good and indefeasible fee simple title to the Property, subject only to the Permitted Encumbrances.  At Purchaser's option, the standard printed exception for "any discrepancies, conflicts, or shortages in area or boundary lines, or any encroachments, or any overlapping of improvements" shall be deleted (except for "any shortages in area") at Purchaser's sole cost and expense.  If any revised Title Commitment or Survey discloses matters not disclosed by a prior Title Commitment or Survey, then Purchaser will have ten (10) days to supplement Purchaser's objections and the parties will follow the same procedure set forth above.  The term “Permitted Encumbrances” includes all items reflected in the Title Commitment and Survey that are not cured by Seller hereunder and are waived or deemed waived by Purchaser in accordance with this paragraph.

3.3  Contracts.  On or before the Approval Date, Purchaser shall notify Seller in writing if Purchaser elects not to assume at Closing any of the Contracts identified on Exhibit 3.3 that may affect the Property.  If Purchaser does not exercise its right to terminate this Agreement on or before the Approval Date, Seller shall give notice of termination of such disapproved Contract(s) within thirty (30) days of Closing, or such notice as required by said particular

Contract.

3.4  [INTENTIONALLY DELETED]

3.5  Assumption of Mortgage.  This Agreement is contingent upon the satisfaction of  any and all approvals, conditions or contingencies necessary or required by Teachers Insurance and Annuity Association of America (referred to herein as “Mortgagee” or “TIAA”)) for Purchaser to assume the existing TIAA loan (the “TIAA Loan”) secured by, among other things, a mortgage on the Property held by TIAA (the “Mortgage”).  The TIAA Loan has the following essential terms: Authorization ID:AAA4442; Investment ID: M-0005934; original loan amount of Twenty Two Million Eight Hundred Thousand and 00/100 Dollars ($22,800,000.00); interest rate of 5.55%; thirty (30) year amortization schedule; monthly payments of One Hundred Thirty Thousand One Hundred Seventy-Two and 80/100 Dollars ($130,172.80); a maturity date of July of 2016; a prohibition on prepayment until July 1, 2009; and a guaranty (the “Guaranty”) by Stratus Properties Inc. (“Guarantor”).  All of the documents evidencing or securing the TIAA Loan are referred to as the “TIAA Loan Documents.”  Purchaser agrees to use commercially reasonable efforts to qualify for the assumption.

3.5.1  On or before the date which is fifteen (15) days after the Effective Date, Purchaser will make application to TIAA to assume the TIAA Loan at Closing and will thereafter diligently pursue final assumption approval of the TIAA Loan from TIAA which must provide for the release of Guarantor from its Guaranty and the release of Seller from the TIAA Loan (“Loan Assumption Approval”).  Purchaser shall use commercially reasonable efforts to cooperate with TIAA and provide TIAA with financial statements and other documents and certificates that TIAA reasonably requests to secure the Loan Assumption Approval, and Seller shall cooperate with and send or provide any and all documentation or instruments and execute such documents as required by TIAA in connection with the Loan Assumption Approval and the Loan Assumption.  Purchaser will be responsible, at Purchaser’s sole cost and expense, to pay all charges and fees of TIAA in conjunction with Purchaser’s application for and assumption of the TIAA Loan, including all application deposits, title premiums and/or costs for endorsements associated therewith and a loan assumption fee of one percent (1%) of the outstanding balance of the TIAA Loan assumed at Closing, and attorneys fees and expenses of TIAA (collectively, the “Loan Assumption Fees”).  Purchaser agrees to provide to Seller a written copy of the Loan Assumption Approval within two (2) days after it receives Loan Assumption Approval.  In the event Purchaser does not secure Loan Assumption Approval (which provides for the release of Guarantor from its

Guaranty) on or before the date that is fifteen (15) days prior to the Closing Date (the “Loan Assumption Deadline”) then this Agreement will terminate (unless Purchaser exercises the Extension Right as set forth below), the Deposit will be refunded to Purchaser and thereafter neither Party shall have any further rights, remedies or obligations under this Agreement except obligations and rights that expressly survive any termination of this Agreement.  If, however, Purchaser secures Loan Assumption Approval on or before the Loan Assumption Deadline, then at Closing, Purchaser will consummate the assumption of the TIAA Loan in accordance with the terms and provisions of this Agreement (the “Loan Assumption”)..

3.5.2  If Mortgagee fails to approve the Loan Assumption on or before the Loan Assumption Deadline and has not denied the Loan Assumption in writing, Purchaser may, at its option, extend the Loan Assumption Deadline and the Closing Date for two additional periods not to exceed thirty (30) days each (individually, an “Extension Right” and collectively, the “Extension Rights”) provided that Purchaser is diligently pursuing that approval.  In order to exercise an Extension Right, Purchaser must notify Seller in writing on or before five (5) days after the then Loan Assumption Deadline of the exercise of its Extension Right.  Purchaser will have no further extension rights after it exercises each of the Extension Rights.  If, upon Purchaser exercising the Extension Rights afforded hereunder, Mortgagee denies or fails to approve the Loan Assumption on or before the Loan Assumption Deadline, then this Agreement will terminate, the Deposit will be refunded to Purchaser and the parties will have no further rights or obligations hereunder except those that expressly survive termination of this Agreement.

3.6  Representations and Warranties.  All of Seller’s representations, warranties and agreements contained herein shall be true and correct in all material respects, to the best of Seller’s knowledge, information and belief, as of the Effective Date and on the date of Closing, which Seller shall certify to at Closing, and Seller shall not have, on the date of Closing, failed to meet, complied with or performed, any material condition or agreement on its part to be performed under the terms and conditions of this Agreement resulting in a default under this Agreement.

3.7  Permitted Encumbrances.  Unless Purchaser terminates this Agreement pursuant to an express right of termination in favor of Purchaser set forth herein, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

3.7.1  All exceptions to title shown in the Title Commitment or matters shown on the Survey which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof;

3.7.2  All Contracts and Leases which Purchaser has approved or is deemed to have approved pursuant to Sections 3.3, 4.3 and 4.4 hereof;

3.7.3  The lien of non-delinquent real and personal property taxes and assessments;

3.7.4  The TIAA Loan Documents being assumed by Purchaser together with the Loan Assumption Agreement.

3.7.5  Rights of parties in possession pursuant to the Leases and Contracts;

3.7.6  Discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which an inspection of the premises would disclose and which are not shown by the public records, unless deleted by Purchaser requesting same pursuant to 3.2.3 above; and

3.7.7  Rights of vendors and holders of security interests on personal property installed upon the Property by tenants and rights of tenants to remove trade fixtures at the expiration of the term of the Leases of tenants.

All of the foregoing are referred to herein collectively as "Permitted Encumbrances."  Notwithstanding the foregoing, at Closing, Seller shall pay off and discharge all liens and encumbrances relating to Seller’s existing mortgages (except the TIAA Mortgage and other TIAA Loan Documents), other than mentioned above, if any.

3.8  Purchaser's Right to Terminate.  If, as a result of its various investigations, Purchaser determines, in its sole and absolute discretion, that the Property is not a suitable investment for its purposes, Purchaser shall have the right by giving Seller written notice (the "Termination Notice"). If the Termination Notice is timely given, Seller shall direct the Title Company to immediately return the Deposit to Purchaser by wire transfer of immediately available funds and neither party shall have any further liability hereunder except those obligations that expressly survive termination of this Agreement.  If the Termination Notice is not given, Purchaser shall have no further right to terminate this Agreement except as expressly provided in this Agreement.  Should Purchaser elect to terminate, such Termination Notice shall be sent in accordance with the following:

3.8.1  On or before the Approval Date as to matters pertaining to Purchasers investigation of the items in section 3.1; or

3.8.2  Pursuant to the terms as indicated in Section 3.2 pertaining to Title and Survey.

3.8.3  Pursuant to the terms as indicated in Section 3.5 pertaining to the TIAA Loan.

If Purchaser does not timely send the Termination Notice for the Sections set forth above, to the extent applicable, then the conditions precedent in those applicable Sections will be deemed satisfied.

3.9  Tenant Estoppels and SNDAs.  Seller shall use its best commercially reasonable efforts to secure and deliver to Purchaser, no later than five (5) days prior to the Approval Date (the “Estoppel Date”), estoppel certificates from all tenants which have a fully executed lease with Seller for a portion of the Property (the “Leases” and each a “Lease”) in substantially the form of Exhibit 3.9 attached hereto (collectively, the “Tenant Estoppels” and each a “Tenant Estoppel”).  The foregoing notwithstanding, to the extent a Lease provides a different form Tenant Estoppel, that form will suffice as a Tenant Estoppel hereunder.  Purchaser’s obligation to close the transaction contemplated under this Agreement is subject to the condition (the “Estoppels Condition”) that (a) Seller obtain all of the Tenant Estoppels for all Leases, (b) the Tenant Estoppels are consistent with the Rent Roll attached hereto as 1.1.6 (i.e., that the total rent set forth on the Rent Roll match with the total rent due per the Tenant Estoppels), (c) the Tenant Estoppels are consistent with the other representations of Seller in the Agreement, and (d) that the Tenant Estoppels do not indicate that Seller or the applicable tenant is in default under the applicable Lease.  If there is a dispute between the square footage and rent in the Estoppels and the Leases, the information in the Estoppels will control unless otherwise agreed to in writing from the applicable tenant.

Seller shall use its best commercially reasonable efforts to secure and deliver to Purchaser, no later than five (5) days prior to the Closing Date (the “SNDA Date”), any subordination, non-disturbance and attornment agreements from any tenants under the Leases to the extent required by TIAA under the terms and provisions of the Loan Assumption in substantially the form required by TIAA (collectively, the “SNDAs” and each an “SNDA”).  Purchaser’s obligation to close the transaction contemplated under this Agreement is subject to the condition (the “SNDAs Condition”) that Seller obtain all of the SNDAs required by TIAA under the terms and provisions of the Loan Assumption or, to the extent that Seller has not secured one or more SNDAs, then TIAA has waived them as a requirement to Loan Assumption.

Purchaser’s obligation to consummate the transaction contemplated hereunder is subject to the satisfaction of the Estoppels Condition  by the Estoppel Date and the SNDAs Condition by the SNDA Date.  In the event the Estoppels Condition is not satisfied by the Estoppel Date, then, Purchaser must, by written notice to Seller on or before the Approval Date either (i) waive the Estoppels Condition and proceed to Closing, or (ii) terminate the Agreement and the Deposit shall be returned to Purchaser in which event the parties will have no further rights or obligations hereunder other than those that expressly survive termination of this Agreement.  If Purchaser fails to provide such written notice to Seller on or before the Approval Date, then Purchaser will be deemed to have waived the Estoppels Condition for all purposes hereunder.  In the event the SNDAs Condition is not satisfied by the SNDA Date, then, this Agreement will automatically terminate and the Deposit shall be returned to Purchaser in which event the parties will have no further rights or obligations hereunder other than those that expressly survive termination of this Agreement.

3.10  Delivery of Title Policy.  Title Company shall deliver to Purchaser within a reasonable period after Closing an Owner Policy of Title Insurance, in the form promulgated by the Texas Department of Insurance (the "Title Policy") issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as owner of good and indefeasible fee simple title to the Property, and subject only to the Permitted Encumbrances.  Seller shall execute at Closing a certificate in such form as the Title Company shall reasonably require for the issuance of the Title Policy (but not additional matters required for any endorsements required by Purchaser).  At Closing, the Title Company shall deliver a pro forma Owner Policy of Title Insurance pursuant to Texas Procedural Rule P-52 in accordance with the Title Commitment.

3.11       Stratus Properties Inc. Board Approval.  This Agreement and Seller’s obligations to close the sale and purchase of the Property hereunder is contingent upon the approval of this Agreement by the Board of Directors of Stratus Properties Inc., a Delaware corporation, (the “Stratus Approval”).  Seller will notify Purchaser when Seller has received the Stratus Approval.  If Seller has not received the Stratus Approval on or before the date that is fifteen (15) days after the Effective Date, then is Agreement will automatically terminate, the Deposit will be refunded to Purchaser and the parties will have no further rights or obligations hereunder that do not expressly survive termination of this Agreement.  Seller will promptly notify Purchaser if it has not received the Stratus Approval by the 15 day deadline set forth above.

4.	SELLER’S COVENANTS FOR PERIOD PRIOR TO CLOSING.

Until the Closing, Seller and/or Seller’s agent shall:

4.1  Insurance.  Keep the Property insured under its current policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

4.2  Operation.  Operate and maintain the Property substantially in accordance with Seller's past practices with respect to the Property, normal wear and tear excepted, provided that in the event of any loss or damage to the Property as described in Section 7, Seller shall have an obligation to Purchaser to repair the Property only as provided in Section 7.

4.3  New Contracts.  Enter into only those third-party service contracts that are necessary to carry out its obligations under Section 4.2 and which shall be cancelable on thirty (30) days written notice at no cost to Purchaser.  If Seller enters into any such contract, it shall promptly provide written notice thereof to Purchaser and unless Purchaser, within ten (10) business days thereafter, notifies Seller in writing of its intention to not assume such contract, it shall be treated as a contract approved by Purchaser under Section 3.3 hereof.

4.4  New Leases.  Seller may continue to execute new Leases, lease modifications or amendments (referred to herein as “New Leases” or “Lease Modifications,” respectively), terminate or accept the surrender of any existing tenancies or approve any subleases without the prior consent of Purchaser in accordance with Seller's past practices; provided, however, after the Approval Date, Purchaser must approve any new Leases, Lease Modifications, terminations or subleases.  Purchaser’s approval shall not be unreasonably withheld, conditioned or delayed unless: (i) the economics of such new leases, modifications of Existing Leases do not conform to the pro forma lease rents outlined on Exhibit 2.1.1, (ii) the use of the premises by the proposed tenant is unacceptable to Purchaser, or (iii) the creditworthiness of the proposed tenant is unacceptable to Purchaser.  Prior to entering into a proposed Lease or a proposed Lease Modification after the Approval Date, Seller will provide Purchaser with a copy of such proposed Lease or proposed Lease Modifications (referred to herein as a “Proposed Tenant Lease”) for Purchaser’s review and approval.  Purchaser will notify Seller in writing within five (5) days after the date Seller sends Purchaser the Proposed Lease of whether Purchaser approves the Proposed Lease.  If Purchaser elects not to approve a Proposed Lease, then the written notice of Purchaser withholding the approval must specify the reasons Purchaser determined that approval not be granted.  If Purchaser fails to notify Seller within such five (5) day period that it is withholding approval of a Proposed Lease along with reasons for such disapproval, then Purchaser will be deemed to have approved the Proposed Lease.  Any Proposed Lease which is approved or which is deemed approved by Purchaser pursuant to this Section 4.4 or otherwise entered into prior to the Approval Date is an approved Lease for all purposes hereunder and will be deemed to be Permitted Encumbrances hereunder for all purposes.

4.5             Listing and Other Offers.  From the date hereof until the earlier of termination of this Agreement or the Closing Date set forth herein Seller will not list the Property with any Broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements regarding any disposition of all or any portion of the Property or any interest therein.

5.	REPRESENTATIONS, WARRANTIES AND DISCLOSURES.

5.1  By Seller.  Seller represents and warrants to Purchaser as follows, which such representations and warranties will be updated and recertified to at the time of Closing:

5.1.1  Escarpment Village, L.P. is a Texas limited partnership duly organized and validly existing under the laws of the State of Texas, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its organizational documents.

5.1.2  To Seller’s current, actual, knowledge, performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the Property under any agreement to which Seller is a party.

5.1.3  To Seller’s current, actual, knowledge, there is no existing or pending litigation with respect to the Property, except as set forth on Exhibit 5.1.3 attached hereto, nor have any such actions, suits, proceedings or claims been threatened or asserted, which could have an adverse effect on the Property or Seller’s ability to consummate the transactions contemplated hereby.  Seller indemnifies Purchaser from and against any cost, claims or liability set forth as an exception in Exhibit 5.1.3 and such indemnity will survive Closing indefinitely notwithstanding the expiration of all other indemnities in this Contract;

5.1.4  To Seller’s current, actual, knowledge, the list of Contracts to be delivered to Purchaser pursuant to this Agreement will be true, correct and complete in all material respects as of the date of delivery;

5.1.5  Seller is not a "foreign person" within the meaning of Sections 1445 and 7701 the Internal Revenue Code of 1986, as amended (hereinafter, the "Code");

5.1.6  To Seller’s current, actual, knowledge, except for those tenants in possession of the Land and Improvements under Leases as shown in the Schedule of Leases attached hereto as Exhibit 1.1.6, there are no parties in possession of, or claiming any possession to, any portion of the Land and Improvements;

5.1.7  The rent roll delivered by Seller to Purchaser is the rent roll prepared on a monthly basis by Seller in the ordinary course of its business;

5.1.8  The Leases made available to Purchaser at the Property are the true leases or rental agreements for the units at the Property and the only leases or rental agreements for the units at the Property;

5.1.9  Seller has not received any written notice from any governmental authority that the Property is in violation of applicable laws, which has not be remedied;

5.1.10  Seller has not received any written notice from any governmental authority with respect to the presence of hazardous materials located at, on or under the Property in violation of applicable laws; and

5.1.11  No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Seller.

All references in this Section 5.1 or elsewhere in this Agreement and/or in any other document or instrument executed by Seller in connection with or pursuant to this Agreement, to “Seller's knowledge” or “to the knowledge of Seller” and words of similar import shall refer to facts within the current actual knowledge of William H. Armstrong, III, Chief Executive Officer of Seller, Kenneth N. Jones, Esq, General Counsel of Seller, and David Ruehlman, construction manager of Seller (the “Seller Representatives”) who are those persons with primary knowledge pertaining to the acquisition, development and operation of the Property.  Nothing in this Section 5.1 or the remainder of this Agreement shall imply or impose any duty of investigation or inquiry upon Seller or any of the Seller Representatives, or give rise to any personal liability on the part of any of the Seller Representatives.  The warranties and representations of Seller set out in this Section 5.1, plus the special warranty of title to be included in the documents to be delivered at Closing are referred to in this Agreement collectively as the “Express Warranties.”  Purchaser acknowledges that Purchaser will independently cause the Property to be inspected on Purchaser's behalf and that Purchaser has not entered into this Agreement based on any representation, warranty, agreement, statement or expression of opinion by Seller or by any person or entity acting or allegedly acting for or on behalf of Seller, other than the Express Warranties.  Purchaser understands, agrees and acknowledges that except as otherwise provided in this Agreement the Property is to be sold and accepted by Purchaser at the Closing AS IS, WHERE IS, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN THE EXPRESS WARRANTIES.

5.2  By Purchaser.  Purchaser represents and warrants to Seller as follows:

5.2.1  Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Michigan, (and at Closing will be authorized to do business in the State of Texas), has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its organizational documents.

5.2.2  The person or persons executing this Agreement on behalf of Purchaser have full power and authority to execute this Agreement, and to bind Purchaser to the terms hereof.

5.2.3  Purchaser has, without notice to or consent or joinder of any other person or entity, the full right, power and authority to enter into and perform this Agreement, including full right, power and authority to purchase the Property from Seller.

5.2.4  Purchaser’s execution, delivery and performance of this Agreement:  (i) are within Purchaser’s power and authority and have been duly authorized; and (ii) will not conflict with, or with or without notice or the passage of time, or both, result in a breach of any of the terms and provisions of or constitute a default under any legal requirement, indenture, mortgage, loan agreement or instrument to which Purchaser is a party or by which Purchaser is bound.

5.2.5  No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.

5.2.6  Unless otherwise disclosed to Seller in writing, neither Purchaser nor any affiliate of or principal in Purchaser is other than a citizen of, or partnership, corporation or other form of legal person domesticated in, the United States of America.

5.3  Broker Fees.  Seller and Purchaser represent to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property, except for Lincoln Property Company, Inc. for which Purchaser is responsible for payment ("Seller’s Broker" or "Broker") pursuant to a separate agreement and Purchaser will indemnify and hold Seller harmless from payment to the Broker arising out of this transaction..  Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property.  The terms and provisions of this paragraph shall survive Closing hereunder.

5.4  Disclosure Regarding Development Agreement

The Property is subject to and affected by that certain Development Agreement dated effective August 15, 2002 and recorded under Document No. 2002151984 of the Real Property Records of Travis County, Texas (as amended from time to time, the “Development Agreement”) and that certain Conservation Easement to Restrict Impervious Cover dated effective August 15, 2002 and recorded under Document No. 2002151985 of the Real Property Records of Travis County, Texas (as amended from time to time, the “Conservation Easement to Restrict Impervious Cover”).  Pursuant to Article II of the Development Agreement, Seller hereby provides Purchaser with the disclosure set forth as Exhibit “5.4” attached hereto and incorporated herein for all purposes and Purchaser hereby acknowledges receipt of such disclosure. Purchaser’s obligation to consummate the transaction contemplated hereunder is subject to the satisfaction of obtaining an estoppel letter under each of the Development Agreement and the Conservation Easement to Restrict Impervious Cover in the forms attached as exhibits to both.  In the event such estoppel letters are not obtained as set forth above by the Estoppel Date, then, Purchaser must, by written notice to Seller on or before the Approval Date either (i) waive the requirement for such estoppel letters and proceed to Closing, or (ii) terminate the Agreement and the Deposit shall be returned to Purchaser in which event the parties will have no further rights or obligations hereunder other than those that expressly survive termination of this Agreement.  If Purchaser fails to provide written notice to Seller on or before the Approval Date, then Purchaser will be deemed to have waived the requirement for the estoppel letters under this Section 5.4 for all purposes hereunder.

5.5  Notice Regarding Possible Liability for Additional Taxes

If for the current ad valorem tax year the taxable value of the land that is the subject of this contract is determined by a special appraisal method that allows for appraisal of the land at less than its market value, the person to whom the land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent tax year and the land may then be appraised at its full market value.  In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in the use of the land.  The taxable value of the land and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the land is located.

5.6  Notice Regarding Title And Legal Counsel

As required by the Texas Real Estate License Act, Seller hereby advises Purchaser that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser’s own selection, or that Purchaser should be furnished with or obtain a policy of title insurance.  By signing this Agreement, Purchaser acknowledges receipt of this notice.  Purchaser and Seller further acknowledge that they have been given the opportunity to, and are hereby advised to, consult with an attorney of their choice with regard to this Agreement, the closing documents to be executed in connection herewith and the transaction contemplated by this Agreement.

6.	COSTS AND PRORATIONS.

6.1  Purchaser's Costs.  Purchaser shall pay the following costs of closing this transaction:

6.1.1  The fees and disbursements of its counsel, inspecting architect and engineer and any other consultants engaged by Purchaser, if any;

6.1.2  Any and all sales or use taxes relating to the transfer of personal property to Purchaser;

6.1.3  The cost of any premium charges to the Title Policy for extended coverage or special endorsements, including, any additional premium charge(s) for endorsements and/or deletion(s) of exception items and any cancellation charge(s) imposed by any title company in the event a title insurance policy is not issued, unless caused by willful default of Seller hereunder;

6.1.4  Loan Assumption Fees as referred to in Section 3.5;

6.1.5  Any and all recording fees for the Deed;

6.1.6  One-half of any and all escrow fees;

6.1.7  Real Estate Commissions:  At Closing, Purchaser shall pay a commission to Broker based on an outside separate agreement executed by and between Purchaser and Broker.

6.1.8  Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

6.2  Seller’s Costs.  Seller shall pay the following costs of closing this transaction:

6.2.1  The fees and disbursements of Seller's counsel;

6.2.2  The cost of the premium for the basic Owner Policy of Title Insurance in the amount of the Purchase Price and in the form promulgated by the Texas Department of Insurance, but not any premiums for any additional coverage;

6.2.3  All recording fees for any release documents related to release for the documents securing any loans on the Property;

6.2.4  One-half of any and all escrow fees; and

6.2.5  The cost of the Survey.

6.3  Prorations.

6.3.1  All normally and customarily proratable items, including, without limitation, real estate and personal property taxes (“Taxes”), utility expenses, owner’s association assessments, and rents, and payments under the Contracts (but only to the extent such Contracts are being assumed by Purchaser at Closing) shall be prorated as of the Closing Date, Seller being charged and credited for all of the same up to such date and Purchaser being charged and credited for all of the same on and after such date.  If the actual amounts to be prorated are not known as of the Closing Date, the proration shall be made on the basis of the best information then available, and thereafter, when actual figures are received, a cash settlement will be made between Seller and Purchaser.  Seller shall be obligated to pay any and all taxes and assessments that arise as a result of change in land usage or ownership, including without limitation all "rollback" or other additional taxes.

6.3.2  All deposits held by the providers of utility services to the Property shall, at Seller’s option, be refunded to the Seller by the appropriate utility providers, or be reimbursed to Seller by Purchaser at the Closing.  Purchaser shall be solely responsible to make arrangements for the continuation of utility services to the Property, including without limitation, the obligation to post new utility deposits in the event Seller elects to obtain a refund of Seller’s existing deposits from the providers of utility services.

6.3.3  No proration shall be made in relation to delinquent rents existing as of the Closing Date ("Seller's Rents").  Purchaser shall use commercially reasonable efforts to collect the Seller's Rents; however, Purchaser shall not be required to file a law suit to collect such amounts.  All sums collected by Purchaser under any of the Leases will be first applied to rents and other amounts accruing under the Leases from and after the Closing Date that are then due and owing, and second to the Seller's Rents.  If Purchaser collects any Seller's Rents, Purchaser will promptly tender to Seller such Seller's Rents.  Purchaser's obligation to use commercially reasonable efforts to collect the Seller's Rents (as limited hereunder) and Purchaser's obligation to pay any collected Seller's Rents to Seller shall survive the Closing.  Seller shall have no right after Closing to take any action at law or in equity against a delinquent tenant to recover any Seller Rents.  In the event any Lease provides for payment of percentage rental or provides for reimbursement to landlord for real estate taxes or other expenses relating to the Property, Purchaser agrees to bill the tenant under such Lease for such percentage rental, taxes or other expenses in accordance with the terms of the Lease and, upon payment of such amount by the tenant, to promptly pay to Seller that portion allocable to the period prior to the Closing Date.  In addition, Seller shall certify to Purchaser as to the exact amount of any payments which have been made by any tenants under the Leases with respect to common area maintenance, Taxes, utility and insurance expenses or estimated expenses prior to Closing.  If any tenant under any Lease is entitled to any refund of any portion of expenses or estimated expenses collected on or before the Closing Date, Seller will tender to Purchaser at Closing the full amount of such refund or anticipated refund.  Further, if any such refund is determined to be owing after Closing, Seller will pay the full amount thereof upon demand.

6.3.4  All security deposits actually paid by tenants under the terms of the Leases shall be delivered to Purchaser at the Closing, and Purchaser will assume all liabilities and obligations of Seller in connection with such security deposits.  Seller and Purchaser agrees to cooperate to ensure that fully executed Tenant Letters are sent to all of the tenants at the Property within ten (10) days of the Closing.

6.3.5  All (i)  unpaid tenant finishout or construction allowances or reimbursement obligations, if any, under the Leases in effect at Closing (“Unpaid Tenant Improvements Allowances”) and (ii)  unpaid leasing commissions, if any, for Leases in effect at Closing (“Unpaid Leasing Commissions”), will be paid by Seller to Purchaser at the Closing by the TILC Credit against the Purchase Price, and Purchaser will assume all liabilities and obligations of Seller in connection with the payment of the Unpaid Tenant Improvements Allowances and the Unpaid Leasing Commissions so credited.

6.3.6  All amounts of Seller on deposit in the TIAA Escrows with or on behalf of TIAA will be paid by Purchaser to Seller at Closing and Purchaser, as the new borrower under the TIAA Loan, will have all right, title and interest in and to such deposits in the TIAA Escrows.

6.3.7  The provisions of this Section 6.3 shall survive the Closing.

6.4  In General.  Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in Travis County, Texas.

6.5  Purpose and Intent.  Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing Date and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

7.	DAMAGE, DESTRUCTION OR CONDEMNATION.

7.1  Material Event.  If, prior to Closing, (i) the Land and/or Improvements are damaged by a casualty or taken by condemnation or power of eminent domain and the value of the property taken or cost of repair, as applicable, exceeds $1,000,000.00 (as determined by Seller and its contractors in consultation with Purchaser), or (ii)  the Improvements are damaged by an uninsured casualty for which Seller has elected (at Seller’s sole option) not to repair or provide to Purchaser at Closing a credit for the amount of the damage, or (iii) there is, in Purchaser's reasonable judgment, a written threat from an applicable governmental authority with the power of eminent domain that all or a material part (meaning that such taking will materially and adversely affect the operation of the shopping center on the Property) of the Property will be taken by condemnation or power of eminent domain (a "Material Event"), Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within five (5) business days after receiving written notice of such damage, taking or written threat of condemnation.  If Purchaser does not give such written notice within such five (5) business day period, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller, or Seller’s portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

7.2  Immaterial Event.  If, prior to Closing, the Property is subject to a casualty or a condemnation event that is not a Material Event, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policies payable to Seller, or Seller’s rights to any portion of any condemnation award, in both cases, up to the amount of the Purchase Price.

7.3  Termination and Return of Deposit.  If Purchaser elects to exercise an option to terminate this Agreement pursuant to this Section 7, Seller shall promptly direct the Title Company to immediately return the Deposit to Purchaser, and neither party shall have any further rights or obligations hereunder liability hereunder except for those that expressly survive termination of this Agreement.

8.	NOTICES.

Any notice required or permitted to be given hereunder shall be deemed to be given when (1) hand delivered or (2) the date of receipt (or refusal) of delivery if delivery is by FedEx, or similar overnight express service (which maintains a record of receipt or refusal of delivery), or by facsimile (only as provided below) in either case addressed to the parties at their respective addresses referenced below:

If to Purchaser:                                                     Christopher Investment Company, Inc.
351 North Squirrel Road, #1
Auburn Hills, Michigan  48326
Attention:           Fred But
Phone:                 (248) 852-5288
Fax:                      (248) 852-6531

With a copy to:                                                    Daniel P. Myrick, Esq.
351 North Squirrel Road, #1
Auburn Hills, Michigan 48326
Attention:          Daniel P. Myrick, Esq.
Phone:                 (248) 852-5288
Fax:                      (248) 852-6531

With a copy to:                                                    David Howard, Esq.
16000 North Dallas Parkway
Suite 225
Dallas, Texas 75248
Phone:                 (214) 239-3684
Fax:                      (214) 242-2130

If to Seller:	Stratus Properties, Inc.
98 San Jacinto
Suite 220
Austin, Texas  78701
Attention:  William H. Armstrong, III
Phone:                 (512) 478-5788
Fax:                      (512) 478-6356

With a copy to:                                                    Armbrust & Brown, L.L.P.
100 Congress Avenue, Suite 1300
Austin, Texas  78701
Attention:  Ken Jones,Esq.
Phone:                 (512) 435-2300
Fax:                      (512) 435-2360

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party.  Except for facsimile notices between 9:00 a.m. and 5:00 p.m. Detroit, Michigan time on a business day that are immediately followed up by an overnight courier delivery, telephone and facsimile numbers are for informational purposes only.  Effective notice will be deemed given only as provided above.

9.	CLOSING AND ESCROW.

9.1  Escrow Instructions.  Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the escrow holder for consummation of the transaction contemplated herein.  Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of the Agreement shall prevail.

9.2  Seller’s Deliveries.  Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, each executed and, if required, acknowledged:

9.2.1  Special Warranty Deed to the Property in the form attached hereto as Exhibit 9.2.1, subject to Permitted Encumbrances and other matters subsequently approved by Purchaser or Purchaser's counsel.

9.2.2  A Bill of Sale in the form attached hereto as Exhibit 9.2.2 conveying the Personal Property.

9.2.3  (i) The Leases described in Section 1.1.6 which are still in effect as of Closing and any new Leases or Lease Modifications entered into pursuant to Section 4.4; (ii) a recertification and current Schedule of Leases and a listing of any tenant security deposits and prepaid rents held by Seller with respect to the Property; and (iii) an assignment of such leases, deposits, and prepaid rents by way of an Assignment and Assumption of Leases agreement in the form attached hereto as Exhibit 9.2.3.

9.2.4  (i) Copies of all Contracts relating to the Property which Purchaser has elected to assume or which are not terminable by Seller on or before the Closing Date;

and (ii) an assignment of such Contracts to Purchaser by way of an Assignment and Assumption of Contracts Agreement, in the form attached hereto as Exhibit 9.2.4.

9.2.5  As available, all books and records at the Property held by or for the account of Seller, including, without limitation, plans and specifications and copies of all Permits and Warranties, to the extent in Seller's possession.

9.2.6  An affidavit pursuant to the Foreign Investment in Real Property Tax Act in the form attached hereto as Exhibit 9.2.6.

9.2.7  Tenant Estoppel Certificates as required by Section 3.9 to the extent not already provided to Purchaser.

9.2.8  A recertification of the Seller’s representations and warranties as indicated in Section 5.1.

9.2.9  A letter notifying tenants of the conveyance of the Property in the form attached hereto as Exhibit 9.2.9 (the “Tenant Letters”).

9.2.10  A certificate as to parties in possession and debts and liens in a form reasonably required by the Title Company and acceptable to Seller.

9.2.11  An assignment without warranty of all Permits, Warranties and the name "Escarpment Village."

9.2.12  An assignment and assumption of the TIAA Loan reasonably acceptable to Purchaser, Seller and Mortgagee and otherwise in compliance with the terms and provisions hereof.

9.2.13  The notices described in Section 9.6.

9.2.14      An assignment of all Settlements in form reasonably acceptable to both parties.

9.2.15       Such other documents as are reasonably required by the Title Company to consummate Closing.

9.3  Purchaser's Deliveries.  At the Closing, Purchaser shall (i) pay Seller the Closing Funded Purchase Price and the amounts in the TIAA Escrows; (ii) execute the agreements referred to in Sections 9.2.1, 9.2.2, 9.2.3(iii), 9.2.4(ii), 9.2.9, 9.2.11, 9.2.12 and 9.2.14; (iii) execute all documents and instruments and deliver such certificates as are necessary to consummate Purchaser’s assumption of the TIAA Loan, and (iv) such other documents as are reasonably required by the Title Company to consummate Closing

9.4  Possession.  Purchaser shall be entitled to possession of the Property upon conclusion of the Closing, subject only to Permitted Encumbrances and the rights of tenants in possession under Leases as permitted in this Agreement.

9.5  Insurance.  Seller shall terminate its policies of insurance as of noon on the Closing Date, and Purchaser shall be responsible for obtaining its own insurance thereafter.

9.6  Notice Letters.  Seller shall provide to Purchaser copies of form letters to contractors and utility companies serving the Property, advising them of the sale of the Property to Purchaser and directing to Purchaser all bills for the services provided to the Property on and after the Closing Date.

9.7  Closing Documents.  For closing documents required to be furnished by Seller and Purchaser pursuant hereto that are not attached as exhibits, such documents shall be in form substantially similar to documents attached as exhibits hereto, if applicable; otherwise, in form, execution and substance reasonably satisfactory to the parties and their respective counsel; provided, however, that the provisions of this Section 9.7 shall not be construed to permit any party to impose any obligations, costs or risks on the other party that are not otherwise provided for under this Agreement.

10.	DEFAULT; FAILURE OF CONDITION.

10.1  Purchaser Default.  If Purchaser shall become in breach of or default under this Agreement and the breach or default continues beyond the expiration of the cure period set forth in Section 10.4, if any, the Deposit shall be retained by Seller as liquidated damages as Seller's sole and exclusive remedy, and both parties shall be relieved of and released from any further liability hereunder except for obligations that expressly survive termination of this Agreement.

The foregoing notwithstanding, however, the recovery or retention of the Deposit by Seller will not limit Seller’s right to exercise other remedies available at law or equity should it become necessary to sue to enforce Purchaser’s obligations that survive termination and/or to recovery damages due to Purchaser’s breach of those obligations.

10.2  Seller Default.  If Seller shall refuse or fail to convey the Property as herein provided for any reason other than (a) a default by Purchaser and the expiration of the cure period, if any, provided under Section 10.4 hereof, (b) the existence of a Pending Default (as defined in and contemplated by Section 10.4), or (c) any other provision of this Agreement which permits Seller to terminate this Agreement or otherwise relieves Seller of the obligation to convey the Property, Purchaser shall be entitled, as its sole and exclusive remedy, to either (i) terminate the Agreement and recover the Deposit and all out of pocket costs and expenses incurred by Purchaser in connection with this Agreement including those for Purchaser’s due diligence and inspection activities in reviewing the Property up to an amount not to exceed $75,000.00; (ii) specifically enforce Seller's obligations to convey the Property by filing suit within forty-five (45) days after the latter of (x) the expiration of any cure period applicable to Seller's Default, or (y) the Closing Date.

10.3  Failure of Condition.  If, prior to Closing, Seller discloses to Purchaser or Purchaser discovers that (i) title to the Property is subject to material defects, limitations or encumbrances other than Permitted Encumbrances; or (ii) any representation or warranty of Seller contained in this Agreement is or, as of the Closing Date, will be untrue in any material respect, then Purchaser shall have the option, as its sole and exclusive remedy, of either (1) terminating this Agreement and Seller shall promptly direct the Title Company to return the Deposit to Purchaser, provided that Purchaser shall not be in default hereunder, and neither party shall have any liability to the other except for those obligations that expressly survive termination of this Agreement; or (2) promptly giving Seller written notice of its objection thereto at which point Seller will have thirty (30) days to cure.  If Purchaser fails to waive any such objection by written notice to Seller within ten (10) days after notice from Seller that Seller will not cure the objection, this Agreement will terminate automatically and Seller shall promptly direct the Title Company to return the Deposit to Purchaser, provided that Purchaser shall not be in default hereunder, and neither party shall have any liability to the other except for those obligations that expressly survive the termination of this Agreement.

10.4  Breach.  Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, except as otherwise provided in this Agreement, the complying party shall have the option to cancel this Agreement upon ten (10) days written notice to the other party of the alleged breach, default or failure and the failure by such other party to cure such breach, default or failure within such ten (10) day period.  The non defaulting party shall promptly notify the defaulting party in writing of any such alleged breach, default or failure upon obtaining knowledge thereof.  The Closing Date shall be extended to the extent necessary to afford the defaulting party the full ten day period within which to cure such breach, default or failure; provided, however, that the failure or refusal by a party to perform on the scheduled Closing Date (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice; and provided further, that if the Closing Date shall have been once extended as a result of default by a party, such party shall be not be entitled to any further notice or cure rights with respect to that or any other default.  For purposes of this Section 10.4, a "Pending Default" shall be a default for which (i) written notice was given by the non defaulting party, and (ii) the cure period extends beyond the scheduled Closing Date.

11.	MISCELLANEOUS.

11.1  Entire Agreement.  This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

11.2  Severability.  If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

11.3  Applicable Law.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

11.4  Assignability.  Except for an assignment (a “Permitted Assignment”) to an entity (a) in which Purchaser or an affiliate of Purchaser is a president, manager or general partner, or (b) which is owned and controlled by Greg Christopher, the owner of Purchaser, or the wife of Greg Christopher or the children of Greg Christopher, or (c) which is owned by trusts in which the grantor or beneficiaries are Greg Christopher, the wife of Greg Christopher or the children of Greg Christopher (the “Permitted Assignees”), Purchaser may not assign this Agreement without first obtaining Seller's written consent.  A Permitted Assignment may include an assignment of the Contract to any one or more of the Permitted Assignees so that the Property will be vested in undivided interests of one or more of the Permitted Assignees.  The foregoing notwithstanding, an assignment is only a Permitted Assignment if it has been approved by TIAA in writing as part of the Loan Assumption and if such Permitted Assignee assumes Purchasers obligations hereunder in writing.  Any assignment in contravention of this provision shall be void.  No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement.  Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.  If Purchaser requests Seller’s written consent to any assignment, Purchaser shall (1) notify Seller in writing of the proposed assignment; (2) provide Seller with the name and address of the proposed assignee; and (3) provide Seller with a copy of the proposed assignment.

11.5  Successors Bound.  This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

11.6  No Public Disclosure.  Purchaser shall make no public disclosure of the terms of this transaction, either before or after Closing, without the prior written consent of Seller, except that Purchaser may discuss the transaction in confidence with proposed joint venturers or prospective mortgagees.

11.7  Captions.  The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of it provisions.

11.8  Attorneys' Fees.  Notwithstanding anything to the contrary contained in Section 10 above, in the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

11.9  No Partnership.  Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

11.10  Time of Essence.  Subject to the provisions of Section 10.3 and 10.4 of this Agreement, time is of the essence in this Agreement.

11.11  Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

11.12  Recordation.  Purchaser and Seller agree not to record this Agreement or any memorandum hereof in the Real Property Records of Travis County, Texas.

11.13  Proper Execution.  The submission by Purchasers to Seller of this Agreement in unsigned form shall be deemed to be a submission solely for Seller’s consideration and not for acceptance and execution.  Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Seller or impose any obligations upon Purchaser irrespective of any reliance thereon, change of position or partial performance.  The submission by Purchaser of this Agreement for execution by Seller and the actual execution and delivery thereof by Seller to Purchaser shall similarly have no binding force and effect on Purchaser unless and until Purchaser shall have executed this Agreement and the Deposit shall have been received by the Title Company and a counterpart thereof shall have been delivered to Seller.

11.14  Tax Protest.  If, as a result of any tax protest or otherwise, any refund is paid or reduction of any real property or other tax or assessment is made available relating to the Property with respect to any period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less the equitable prorated costs of collection, and Purchaser shall be entitled to keep and retain the balance thereof.

11.15  Survival and Limitation of Representations and Warranties.  The representations and warranties set forth in this Agreement are made as of the date of this Agreement and are remade as of the Closing Date and Section 5.1 shall survive the Closing but written notification of any claim arising therefrom must be received by Seller within one (1) year of the Closing Date or six (6) months after Purchaser discovers or should have discovered such claim, or such claim shall be forever barred and Seller shall have no liability with respect thereto; provided, that in no event will such representation or warranties survive for longer than two (2) years after the Closing Date.  Seller shall have no liability to Purchaser for matters disclosed by Seller or discovered by Purchaser prior to Closing.  For matters disclosed or discovered prior to Closing, Purchaser's sole rights and remedies shall be as set forth in Section 10.3.

11.16  Time to Execute and Deliver.  This Agreement shall be void if one fully executed original is not received by Purchaser on or before 1:00 p.m. Detroit, Michigan time on June 29, 2007.

11.17  Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday (such day, a "business day").  The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Detroit, Michigan time.

11.18  Section 1031 Exchange.  Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an "Exchange") pursuant to § 1031 of the Code, provided that:  (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party's obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange.  Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any  manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.

11.19  Limitation of Liability.  Seller acknowledges that notwithstanding anything to the contrary contained in this Agreement, no director, officer, employee, shareholder, member, manager, partner or agent of Purchaser nor any of the directors, officers, employees, shareholders, members, managers, partners or agents of any of the directors, officers, employees, shareholders, members, managers, partners or agents of Purchaser nor any other person, partnership, corporation or trust, as principal of Purchaser, whether disclosed or undisclosed (collectively, the "Purchaser Exculpated Parties") shall have any personal obligation or liability under this Agreement, and Seller shall not seek to assert any claim or enforce any of its rights under this Agreement against any Purchaser Exculpated Party.  Purchaser acknowledges that notwithstanding anything to the contrary contained in this Agreement, no director, officer, employee, shareholder, member, manager, partner or agent of Seller nor any of the directors, officers, employees, shareholders, members, managers, partners or agents of any of the directors, officers, employees, shareholders, members, managers, partners or agents of Seller nor any other person, partnership, corporation or trust, as principal of Seller, whether disclosed or undisclosed (collectively, the "Seller Exculpated Parties") shall have any personal obligation or liability under this Agreement, and Purchaser shall not seek to assert any claim or enforce any of its rights under this Agreement against any Seller Exculpated Party.

11.20  Effective Date.  The date a copy of this Agreement, executed by both Seller and Purchaser, is receipted by the Title Company shall be deemed to be the Effective Date.

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

SELLER:

ESCARPMENT VILLAGE, L.P., a Texas Limited Partnership

By:    ESCARPMENT VILLAGE MANAGEMENT, L.L.C.,
a Texas limited liability company, its General Partner

By:    CIRCLE C LAND, L.P., a Texas limited partnership,
Manager

By:    CIRCLE C GP, L.L.C., a Delaware limited
liability company, General Partner

By:    STRATUS PROPERTIES INC., a Delaware
corporation, Sole Member

By:_______________________
Name:_____________________
Its:_______________________

Date of Execution: ______________________

PURCHASER:

CHRISTOPHER INVESTMENT COMPANY, INC.,
a Michigan corporation

By: ____________________________________
Name: __________________________________
Title: ___________________________________

Date of Execution: _________________________

WAIVER OF DECEPTIVE TRADE PRACTICES ACT

TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, PURCHASER HEREBY WAIVES ALL OF THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT (THE TEXAS BUSINESS AND COMMERCE CODE; SECTION 17.41, ET SEQ.), SAVE AND EXCEPT THE PROVISIONS OF SECTION 17.555 OF THE TEXAS BUSINESS AND COMMERCE CODE.  PURCHASER WARRANTS AND REPRESENTS TO SELLER THAT (A) PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION AS TO ANY PROVISION OF THIS AGREEMENT OR AS TO ANY MANNER CONTAINED HEREIN, (B) PURCHASER IS A SOPHISTICATED ENTITY AND (C) PURCHASER IS REPRESENTED BY LEGAL COUNSEL OF PURCHASER’S OWN CHOOSING IN SEEKING, ACQUIRING, AND PURCHASING THE PROPERTY AND IN NEGOTIATING THE TERMS OF THIS AGREEMENT.  FURTHER, THE CONSIDERATION FOR THE PURCHASE OF THE PROPERTY IS IN EXCESS OF FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00).  THIS WAIVER IS MADE KNOWINGLY.

PURCHASER:	CHRISTOPHER INVESTMENT COMPANY, INC., a Michigan corporation

By: _______________________________
Printed Name: _______________________
Title: ______________________________

Date: __________________________

APPROVED BY COUNSEL                                             _________________________________
FOR PURCHASER:                                                           _________________________________

By: _____________________________
Printed Name: _____________________
Title: ____________________________

Date: _____________________

TITLE COMPANY RECEIPT

Heritage Title Insurance Company of Austin, Inc. acknowledges receipt of this Agreement, executed by both Seller and Purchaser this _____ day of _________________, 2007, and by execution hereof the Title Company hereby covenants and agrees to be bound by the terms of this Agreement.

HERITAGE TITLE INSURANCE COMPANY OF
AUSTIN, INC.

By: ________________________________
Printed Name: ________________________
Title: _______________________________

The Title Company acknowledges receipt of the Deposit in the amount of $_________________ on this _________ day of __________, 2007.

HERITAGE TITLE INSURANCE COMPANY

By: _______________________________
Name: _____________________________
Title: ______________________________